Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dell Technologies Inc. (formerly known as Denali Holding Inc.) (the “Company”) of our report dated December 14, 2015 relating to the consolidated financial statements of Dell Inc. and its subsidiaries (the “Predecessor”), and our report dated March 10, 2016 relating to the consolidated financial statements of Denali Holding Inc. and its subsidiaries (the “Successor”), which appear in the Company’s prospectus, dated June 6, 2016, forming part of the Company’s Registration Statement on Form S-4 (Registration No. 333-208524).

/s/ PricewaterhouseCoopers LLP

Austin, Texas

September 6, 2016